                                                                 EXHIBIT D(2)(A)

                   AMENDED AND RESTATED SUB-ADVISORY AGREEMENT

     Amended and Restated Sub-Advisory Agreement made as of August 1, 2007 (the "Agreement") between New York Life Investment Management LLC, a Delaware limited liability company (the "Manager"), on behalf of The MainStay Funds (the "Trust") and its series as set forth in Schedule A, as amended from time to time (each, a "Fund," and collectively, the "Funds"), and MacKay Shields LLC, a Delaware limited liability company (the "Subadviser").

     WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Manager has entered into an Amended and Restated Management Agreement, dated August 1, 2007, with the Trust, on behalf of the Funds, which amends and restates in its entirety the Management Agreement, dated August 1, 2002, in order to reflect a reduction in fees to certain funds; and

     WHEREAS, under the Management Agreement, the Manager has agreed to provide certain investment advisory and related administrative services to each Fund; and

     WHEREAS, the Management Agreement permits the Manager to delegate certain of its investment advisory duties under the Management Agreement to a sub-adviser; and

     WHEREAS, the Manager desires to retain the Subadviser to furnish certain investment advisory services with respect to each Fund and the Subadviser is willing to furnish such services.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Appointment. The Manager hereby appoints the Subadviser as an investment sub-adviser with respect to each Fund for the period and on the terms set forth in this Agreement. The Subadviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

     2. Duties as Subadviser. Subject to the supervision of the Board of Trustees of the Trust and the Manager, the Subadviser shall manage the investment operations of each Fund and the composition of the portfolio of each Fund, including the purchase, retention and disposition of securities therein, in accordance with the investment objectives, policies and restrictions of each Fund, as specified in the currently effective Prospectus (as hereinafter defined) and subject to the following understandings:

          (a) The Subadviser shall provide supervision of each Fund's investments and determine from time to time what investments or securities will be purchased, retained, sold or lent by each Fund, and what portion of each Fund's assets will be invested or held uninvested as cash.

          (b) The Subadviser shall use its best judgment in the performance of its duties under this Agreement.

          (c) The Subadviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Declaration of Trust, By-Laws and Prospectus (each as hereinafter defined) of the Trust and with the instructions and directions of the Board of Trustees and the Manager and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations.

          (d) The Subadviser shall determine the securities to be purchased or sold by each Fund and will place orders pursuant to its determination with or through such persons, brokers or dealers (including NYLIFE Securities Inc.) in conformity with the policy with respect to brokerage as set forth in the Trust's Registration Statement and Prospectus (each as hereinafter defined) or as the Board of Trustees may direct from time to time. It is recognized that, in providing a Fund with investment supervision or the placing of orders for portfolio transactions, the Subadviser will give primary consideration to securing the most favorable price and efficient execution. Consistent with this policy, the Subadviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Subadviser may be a party. It is understood that none of the Funds, the Trust, the Manager nor the Subadviser has adopted a formula for allocation of a Fund's investment transaction business. It is also understood that it is desirable for each Fund that the Subadviser have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher cost to a Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Subadviser is authorized to place orders for the purchase and sale of securities for each Fund with such certain brokers, subject to review by the Trust's Board of Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Subadviser in connection with its services to other clients.

               On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of one or more of the Funds as well as other clients, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as expenses incurred in the transaction, will be made by the Subadviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Funds and to such other clients.

          (e) The Subadviser shall maintain all books and records with respect to the Fund's securities transactions required by sub-paragraphs (b)(5), (6),
(9) and (10) and paragraph (f) of Rule 31a-1 under the 1940 Act and any other books and records required to be maintained by it under the 1940 Act and the rules thereunder and shall render to the Manager and to the Trust's Trustees such periodic and special reports as the Manager or the Trustees may reasonably request.


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

          (f) The Subadviser shall provide each Fund's Custodian on each business day with information relating to the execution of all portfolio transactions pursuant to standing instructions.

     3. Subadviser Personnel. The Subadviser shall authorize and permit any of its directors, officers and employees who may be elected or appointed as Trustees or officers of the Trust to serve in the capacities in which they are elected or appointed. Services to be furnished by the Subadviser under this Agreement may be furnished through the medium of any of such directors, officers, or employees.

     4. Books and Records. The Subadviser shall keep the Funds' books and records required to be maintained by it, pursuant to paragraph 2 hereof. The Subadviser agrees that all records which it maintains for a Fund are the property of that Fund, and it will surrender promptly to that Fund any of such records upon the Fund's request. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 as promulgated by the Securities and Exchange Commission (the "Commission") under the 1940 Act any such records as are required to be maintained by the Subadviser pursuant to paragraph 2 hereof.

     5. Services Not Exclusive. The services furnished by the Subadviser hereunder are not to be deemed exclusive and the Subadviser shall be free to furnish similar or different services to others so long as its services under this Agreement are not impaired thereby.

     6. Documents. The Manager has delivered to the Subadviser copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

          (a) Declaration of Trust of the Trust, filed with the Secretary of The Commonwealth of Massachusetts (such Declaration of Trust, as in effect on the date hereof and as amended from time to time, is herein called the "Declaration of Trust");

          (b) By-Laws of the Trust (such By-Laws, as in effect on the date hereof and as amended from time to time, are herein called the "By-Laws");

          (c) Certified Resolutions of the Board of Trustees of the Trust authorizing the appointment of the Subadviser and approving the form of this Agreement;

          (d) Written Instrument to Establish and Designate Separate Series of Shares;

          (e) Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-lA (the "Registration Statement"), as filed with the Commission relating to each Fund and each Fund's Shares and all amendments thereto;

          (f) Notification of Registration of the Trust under the 1940 Act on Form N-8A as filed with the Commission and all amendments thereto; and


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

          (g) Each Prospectus and Statement of Additional Information of the Trust (such Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time, being herein called collectively the "Prospectus").

     7. Expenses. During the term of this Agreement, the Subadviser will bear all expenses incurred by it in connection with its services under this Agreement. The Subadviser shall not be responsible for any expenses incurred by the Trust, any Fund or the Manager.

     8. Compensation. For the services provided and the expenses assumed by the Subadviser pursuant to this Agreement, the Manager, not the Trust or any Fund, will pay to the Subadviser a fee, computed daily and payable monthly, at an annual rate, as set forth on Schedule A, of the average daily net assets of the Fund.

     9. Standard of Care. Subject to the applicable law, the Subadviser shall not be liable for any error of judgment or for any loss suffered by a Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

     10. Duration and Termination. This Agreement shall continue in effect with respect to each Fund for a period of one year from the effective date hereof, except with respect to any series of the Trust added to Schedule A of this Agreement after August 1, 2002, for an initial period of two years from the date that such series is added, and thereafter only so long as such continuance is specifically approved at least annually with respect to that Fund in conformity with the requirements of the 1940 Act and the Rules thereunder. Notwithstanding the foregoing, this Agreement may be terminated: (a) with respect to any Fund, at any time without penalty upon the vote of a majority of the Trust's Trustees or by vote of the majority of the Fund's outstanding voting securities, upon sixty (60) days' written notice to the Subadviser, (b) by the Manager at any time without penalty upon sixty (60) days' written notice to the Subadviser or immediately upon material breach by the Subadviser or immediately if, in the reasonable judgment of the Manager, the Subadviser becomes unable to discharge its duties and obligations under this Agreement, or (c) by the Subadviser at any time without penalty, upon sixty (60) days' written notice to each applicable Fund. This Sub-Advisory Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act) or the assignment or termination of the Management Agreement.

     11. Other Business. Nothing in this Agreement shall limit or restrict the right of any of the Subadviser's directors, officers, or employees who may also be a Trustee, officer, or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit or restrict the Subadviser's right to engage in any other business or to render services of any kind to any other corporation, trust, firm, individual or association.

     12. Amendment. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of this Agreement shall be effective until approved (i) by a vote of a majority of those Trustees of the


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

Trust who are not parties to this Agreement or interested persons of any such party, and (ii) by a vote of a majority of the relevant Fund's outstanding voting securities (unless in the case of (ii), the Trust receives a Commission order or no-action letter permitting it to modify the Agreement without such vote).

     13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     14. Notice. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at NYLIM Center, 169 Lackawanna Avenue, Parsippany, New Jersey 07054; or (2) to the Subadviser at 9 West 57th Street, New York, NY 10019.

     15. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. As used in this Agreement, the terms "majority of the outstanding voting securities," "affiliated person," "interested person," "assignment," "broker," "investment adviser," "net assets," "sale," "sell" and "security" shall have the same meaning as such terms have in the 1940 Act. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation or order of the Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order. This Agreement may be signed in counterpart.


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

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                        MACKAY SHIELDS LLC


                                        By: /s/ Osbert Hood
                                            ------------------------------------
                                        Name: Osbert Hood
                                        Title: Chief Executive Officer


                                        NEW YORK LIFE INVESTMENT MANAGEMENT LLC


                                        By: /s/ Brian Murdock
                                            ------------------------------------
                                        Name: Brian Murdock
                                        Title: President and Chief Executive
                                               Officer


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

                                   SCHEDULE A
                   (AMENDED AND RESTATED AS OF AUGUST 1, 2007)

FUND                                               ANNUAL RATE*
----                             -----------------------------------------------
Capital Appreciation Fund        0.360% up to $200 million; 0.325% from $200
                                 million to $500 million; and 0.250% in excess
                                 of $500 million

Convertible Fund**               0.300% up to $500 million; 0.275% from $500
                                 million to $1.0 billion; and 0.250% in excess
                                 of $1.0 billion

Diversified Income Fund**        0.300%

Global High Income Fund**        0.350%

Government Fund**                0.300% up to $1.0 billion; and 0.275% in excess
                                 of $1.0 billion

High Yield Corporate Bond Fund   0.300% up to $500 million, 0.275% $500 million
                                 to $5.0 billion; and 0.2625% in excess of $5.0
                                 billion

International Equity Fund**      0.600%

Mid Cap Growth Fund**            0.375%

Mid Cap Value Fund**             0.350%

Money Market Fund**              0.250% up to $300 million; 0.225% from $300
                                 million to $700 million; 0.200% from $700
                                 million to $1.0 billion; and 0.175% in excess
                                 of $1.0 billion


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

Small Cap Growth Fund**          0.500% up to $1.0 billion; and 0.475% in excess
                                 of $1.0 billion

Tax Free Bond Fund**             0.300% up to $1.0 billion; and 0.275 in excess
                                 of $1.0 billion

Total Return Fund**              0.320% up to $500 million; 0.300% in excess of
                                 $500 million

Value Fund**                     0.360% up to $200 million; 0.325% from $200
                                 million to $500 million; and 0.250% in excess
                                 of $500 million

*    of each Fund's average daily net assets

** NYLIM has agreed to waive a portion of each Fund's management fee or reimburse the expenses of the appropriate class of the Fund so that the class' total ordinary operating expenses do not exceed certain amounts. Additionally, for certain funds listed above, NYLIM has agreed to waive a portion of its management fee. To the extent NYLIM has agreed to waive its management fee or reimburse expenses, MacKay Shields, as Subadvisor for these Funds, has voluntarily agreed to waive or reimburse its fee proportionately.


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